Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2015

WELLESLEY, Mass.--(BUSINESS WIRE)--April 30, 2015--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $459 thousand for the quarter ended March 31, 2015, compared to net income of $394 thousand for the same period in 2014. Diluted earnings per share were $0.20 and $0.17 for the quarters ended March 31, 2015 and 2014, respectively. Total assets were $543.6 million at March 31, 2015, an increase of $8.5 million, or 1.6% from December 31, 2014 primarily due to an increase of $2.8 million, or 0.6% in net loans and a $2.6 million, or 5.0% increase in securities available for sale, funded by an increase in deposits of $7.9 million, or 1.9% from December 31, 2014.

President and Chief Executive Officer, Thomas J. Fontaine, said, “I am pleased to report another quarter of solid asset growth as we successfully execute within our strategic plan. Initiatives taken over the past few quarters have allowed us to achieve these results while demonstrating our ability to improve our earnings performance and, at the same time, to share our success with our stockholders.”

Income Statement

Net income increased $65 thousand, or 16.5%, for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014. This increase in net income was primarily due to an increase of $557 thousand, or 14.8%, in net interest income and a decrease in the provision for loan losses of $130 thousand, offset by an increase in noninterest expenses of $590 thousand. Net interest income increased 14.8% to $4.3 million for the quarter ended March 31, 2015, up from $3.8 million in the comparable 2014 quarter, as growth in commercial real estate and construction loans balances offset declines in loan yields. The yield on earning assets for the quarter ended March 31, 2015 was 3.99%, a decline of 9 basis points from the prior year level. The average balance of interest-bearing deposits increased $41.5 million, or 12.8%, in the three months ended March 31, 2015 compared to the same period in 2014, while the average rate paid on interest-bearing deposits decreased from 0.83% to 0.73%. Our net interest margin was 3.35% for the 2015 quarter, compared to 3.36% for the 2014 quarter.

We recorded a provision for loan losses of $50 thousand for the quarter ended March 31, 2015, a decrease of $130 thousand over the prior year. The lower provision reflects sustained improvement in regional economic factors and stronger collateral values in residential real estate, offset by growth in the loan portfolio, specifically commercial real estate loans.

Noninterest income totaled $245 thousand for the quarter ended March 31, 2014, a decrease of $8 thousand, or 3.2% from the prior year. Wealth management fees decreased $17 thousand compared to 2014, primarily due to changes in the fee structures for managed accounts offset by a $30 thousand increase in income from mortgage banking. Noninterest expense increased $590 thousand to $3.8 million, compared to $3.2 million for the comparable 2014 period. Salary and employee benefits increased $458 thousand, to $2.3 million for the quarter ended March 31, 2015, compared to $1.9 million recorded for the 2014 period, resulting from increased staffing levels in our wealth management subsidiary and additional retail and support staff supporting the Company’s growth. Occupancy and equipment expense increased $92 thousand to $592 thousand for the quarter ended March 31, 2015, compared to $500 thousand in 2014, related to the relocation of our wealth management offices to new facilities during the fourth quarter of 2014.

Balance Sheet Growth

Total assets were $543.6 million at March 31, 2015, representing an increase of $8.5 million compared to December 31, 2014. The increase was reflected in growth of loans and securities during the quarter, funded by deposit growth.

Net loans totaled $446.2 million at March 31, 2015, an increase of $2.8 million, as compared to December 31, 2014. Commercial real estate loans increased $5.3 million to $100.0 million at March 31, 2015, as we remain focused on growing this portion of our portfolio. As construction activity generally increases in the spring, our construction loans increased $4.3 million and totaled $77.0 million at March 31, 2015, as compared to $72.7 million at December 31, 2014, with loans to individual homeowners representing $18.0 million at March 31, 2015 and $16.7 million of the total at year end 2014. Residential loan originations of $20.6 million in the quarter were offset by loan payoffs and amortizations of $28.3 million as declining interest rates led to increased refinancing activity among our borrowers.

Deposits increased $7.9 million to $430.1 million at March 31, 2015. The increase was primarily attributable to new account openings in both commercial and non-commercial accounts and the movement of customer funds into our premium priced relationship savings account. Business money market deposit accounts increased $2.3 million, and savings increased $3.0 million across a broad mix of customers. Demand deposit accounts and NOW accounts increased $7.9 million and $5.8 million, respectively, during the quarter. Partially offsetting these increases, certificate of deposit account balances decreased $11.3 million compared to the prior year end. Long-term FHLB advances decreased $2.0 million to $57.5 million as we were less reliant on advances to fund loan growth during the quarter. Short-term borrowings, which consist entirely of advances from the FHLB, totaled $4.0 million at March 31, 2015, an increase of $2.0 million from December 31, 2014 as we have relied on retail deposit growth to support short-term liquidity needs.

Stockholders’ equity increased $724 thousand to $50.1 million, representing 9.21% of total assets as of March 31, 2015, primarily due to earnings, the impact of stock compensation plans, and an increase in accumulated other comprehensive income during the quarter. At December 31, 2014, the Company’s ratio of stockholder’s equity to total assets was 9.22%.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution. Wellesley Bank has been serving Wellesley and the greater Boston area since 1911. Our team of highly experienced and knowledgeable bankers provides exceptional and trusted advice to successful individuals, families, businesses, private partnerships, nonprofit organizations, foundations and trusts. We do so with the greatest degree of personal attention and confidentiality.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Interest and dividend income:
Interest and fees on loans	$4,846	$4,355
Other interest and dividend income	310	212
Total interest and dividend income	5,156	4,567
Interest expense	833	801
Net interest income	4,323	3,766
Provision for loan losses	50	180
Net interest income, after provision for loan losses	4,273	3,586

Total noninterest income	245	253

Noninterest expenses:
Salaries and employee benefits	2,331	1,873
Occupancy and equipment	592	500
Data processing	142	156
Professional fees	172	177
Other general and administrative	537	478
Total noninterest expenses	3,774	3,184

Income before income taxes	744	655
Provision for income taxes	285	261

Net income	$459	$394

Other Data:
Return on average assets (1)	0.35%	0.34%
Return on average equity (1)	3.77%	3.39%
Net interest margin (1)	3.35%	3.36%
Earnings per common share:
Basic	$0.20	$0.17
Diluted	$0.20	$0.17
Weighted average shares outstanding:
Basic	2,306,684	2,289,257
Diluted	2,318,594	2,290,424
Stockholders’ equity to total assets at end of period	9.21%	9.96%
Book value per common share at end of period	$20.37	$19.32
Nonperforming loans to total loans at end of period	1.05%	0.87%

(1) Annualized

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$21,069	$19,271

Certificates of deposit	100	100
Securities available for sale, at fair value	55,328	52,681
Federal Home Loan Bank of Boston stock, at cost	3,660	3,660
Loans held for sale	1,664	537

Loans	450,875	448,084
Less allowance for loan losses	(4,716)	(4,738)
Loans, net	446,159	443,346

Bank-owned life insurance	6,898	6,841
Premises and equipment, net	3,714	3,753
Other assets	5,053	4,926

Total assets	$543,645	$535,115

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$65,410	$58,859
Interest-bearing	364,699	363,386
	430,109	422,245

Short-term borrowings	4,000	2,000
Long-term debt	57,500	59,500
Accrued expenses and other liabilities	1,966	2,024
Total liabilities	493,575	485,769

Stockholders’ equity	50,070	49,346

Total liabilities and stockholders’ equity	$543,645	$535,115

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer